Bloom Energy Announces Third Quarter 2019 Financial Results

Revenue of $233.5 million

302 Acceptances, 47% Higher than Q3’18

Selected leading global investment bank to manage refinancing –
with focus on enhancing financial flexibility

SAN JOSE, CA, November 7, 2019 -- Bloom Energy Corporation (NYSE: BE) today announced financial results for the third quarter ended September 30, 2019. The Company has issued a shareholder letter discussing its third quarter 2019 financial results and forward estimates. The shareholder letter may be accessed on the Investor Relations section of the Company’s website at: https://investor.bloomenergy.com.

Key highlights from the third quarter include:

•
Posted $233.5 million of revenue, GAAP gross margin of 22.9% and a net loss of $34.9 million. Excluding stock-based compensation, Bloom achieved non-GAAP gross margin of 25.8% and $40.8 million of adjusted EBITDA.

•	Realized a record 302 acceptances, a 46.6% year-over-year increase and 11.4% higher than Q2 2019.

•
Announced a collaboration with California BioEnergy to use dairy waste to create biogas that can be used in Bloom’s Energy Servers to generate renewable electricity that may be used to power electric vehicles throughout California.

•
Entered a new, potentially substantial market by announcing a collaboration with Samsung Heavy Industries, a part of Samsung Group, to design and develop ships powered by fuel cells running on natural gas. Each new ship requires 19 MW to 100 MW of power. With 2,000 to 2,500 new ships annually entering the global fleet over the next 5-years, Bloom’s Energy Servers could provide the power to operate these ships, which could materially reduce their carbon footprint by up to 45%.

•
Selected Jefferies Group, a leading global investment bank, to manage the refinancing of certain of the company’s debt maturities with a focus on completing this effort in the first half of 2020. A range of options is being considered with a focus on enhancing financial flexibility.

Commenting on third quarter results, KR Sridhar, Founder, Chairman and CEO, Bloom Energy said:

“We generated record Q3 revenue, delivered meaningful adjusted EBITDA and achieved another quarter of record acceptances. Our primary drivers of success this quarter include installs with new customers in our core industry sectors and expanding relationships with existing customers – which reflects the quality, reliability and cost-effectiveness of our energy solutions. We continue to enable new features of our technology to open new markets and provide additional options for Bloom’s customers and the industry at large at a time when reliable, clean energy sources are in high demand. We are confident that the Bloom Energy Microgrid is the right product, right now to add to the infrastructure.”

Bloom’s financial outlook for Q4 of FY19 is as follows:

Acceptances (100 kW):                    355 to 385
Average Sales Price (dollars-per-kilowatt):        $5,920 to $6,220
Total installed system cost (dollars-per-kilowatt):    $4,250 to $4,550

Bloom Energy will hold a conference call today to discuss its financial results and to provide an update on the business.

Conference Call Details

Bloom Energy will host a conference call today, November 7, 2019, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results. To participate in the live call, analysts and investors may call +1 (844) 828-0524 and enter the passcode: 3989647. Those calling from outside the U.S. may dial +1 (647) 689-5146 and enter the same passcode: 3989647. A simultaneous live webcast will also be available under the Investor Relations section on the Company’s website at https://investor.bloomenergy.com/. Following the webcast, an archived version will be available on the Company’s website for 30 days. A telephonic replay of the conference call will be available until Thursday, November 14, 2019, by dialing (800) 585-8367 or (416) 621-4642 and entering passcode: 3989647.

About Bloom Energy
Bloom Energy’s mission is to make clean, reliable, and affordable energy for everyone in the world. The Company’s product, the Bloom Energy Server, delivers highly reliable and resilient, ‘Always-On’ electric power that is clean and sustainable. Bloom’s customers include twenty-five of the Fortune 100 companies and leaders in cloud services and data centers, healthcare, retail, financial services and many other industries. For more information, visit www.bloomenergy.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements include, but are not limited to statements regarding the Company’s collaboration with CalBio on its biogas project; entering a new and potential substantial market in collaboration with Samsung to provide electric power to its fleet; the potential reduction in the carbon footprint of the Samsung fleet; the timing of the proposed refinancing of the Company’s current debt facilities; potential new market opportunities for Bloom technology; and certain of the Company’s financial estimates for Q4 2019, including acceptances, average sales price (in dollars per kilowatt) and total installed system cost (in dollars per kilowatt). These statements should not be taken as guarantees of results and should not be considered an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including those included in the Risk Factor section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and other risks detailed in Bloom’s SEC filings from time to time. Bloom undertakes no obligation to revise or publicly update any forward-looking statements unless if and as required by law.

Investor Relations:

Mark Mesler
VP of Finance and Investor Relations
Bloom Energy
+1 (408) 543-1743
Mark.Mesler@bloomenergy.com

Media:

Natalia Blank
Head of Corporate PR
Bloom Energy
T: 408.543.1566
Natalia.Blank@bloomenergy.com

OR

Sloane & Company
Whit Clay / Joe Germani
T: 212.486.9500
WClay@SloanePR.com / JGermani@SloanePR.com